EXHIBIT 99.1

MAX CAPITAL GROUP LTD. ANNOUNCES $0.09 DIVIDEND, BOARD APPROVAL OF INCREASE IN SHARE REPURCHASE
PLAN UP TO $100 MILLION

HAMILTON, BERMUDA, February 13, 2008—Max Capital Group Ltd. (NASDAQ: MXGL; BSX: MXGL BH) announced today that the Company’s Board of Directors, at a meeting held on February 12, 2008, declared a dividend of $0.09 per share. The dividend is payable on March 11, 2008, to shareholders of record as of February 26, 2008.

In January 2008, the Company commenced an accelerated share repurchase program under Max Capital’s board-approved share repurchase plan in the amount of $50 million, which the Company anticipates being completed by March 31, 2008. Also under the board-approved repurchase plan, Max Capital, on February 8, 2008, repurchased all of the shares issued upon the exercise of all outstanding warrants held by one of the Company’s original shareholders. A total of 1,031,178 common shares at an average price per share of $27.78 were repurchased from this shareholder.

On February 12, 2008, Max Capital’s Board of Directors authorized an increase in the share repurchase plan. Following this authorization, the amount currently available under the board-approved repurchase plan is $100 million.

Max Capital Group Ltd., through its operating subsidiaries, provides specialty insurance and reinsurance products to corporations, public entities, property and casualty insurers and life and health insurers.

This release includes statements about future economic performance, finances, expectations, plans and prospects of the Company that constitute forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those suggested by such statements. For further information regarding cautionary statements and factors affecting future results, please refer to the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q filed subsequent to the Annual Report, and other documents filed by the Company with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

Contacts
N. James Tees Executive Vice President jim.tees@maxcapgroup.com 1-441-295-8800	Roy Winnick Kekst and Company roy-winnick@kekst.com 1-212-521-4842